UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT

TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

———————

Name:

FundVantage Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

FundVantage Trust

c/o PFPC Worldwide, Inc.

301 Bellevue Parkway

Wilmington, DE  19809

Telephone Number (including area code):

(302) 791-1851

Name and address of agent for service of process:

Joel L. Weiss

PFPC Worldwide, Inc.

103 Bellevue Parkway

Wilmington, DE  19809

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes ☒

No ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Wilmington and the State of Delaware on the 7th day of March, 2007.

FundVantage Trust

Attest:	/s/ DAVID C. LEBISKY	By:	/s/ JOEL L. WEISS
	Name: David C. Lebisky		Name: Joel L. Weiss
	Title: Secretary		Title: President